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                                                                Exhibit 23.2

                       Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of LIFE Financial Corporation that is made a part of the Registration Statement (Form S-4 to be filed on or about August 28, 1998) and related Prospectus of FIRSTPLUS Financial Group, Inc. for the registration of 4,400,000 shares of its common stock and to the incorporation by reference therein of our report dated October 30, 1997, with respect to the consolidated financial statements of FIRSTPLUS Financial Group, Inc., included in its Annual Report (Form 10-K) for the year ended September 30, 1997, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP

Dallas, Texas
August 24,1998